Exhibit 99(h)(5)(i)

AMENDMENT

          This Amendment (the “Amendment”) is made and entered into on this 18th day of August, 2009 between TAMARACK FUNDS TRUST (the “Trust”), a Delaware statutory trust, VOYAGEUR ASSET MANAGEMENT INC. (“Voyageur”) and TAMARACK DISTRIBUTORS INC. (“TDI”).

          WHEREAS, the Trust, Voyageur and TDI have entered into an Expense Limitation Agreement dated as of February 1, 2007, as amended and supplemented from time to time, (the “Agreement”); and

          WHEREAS the Trust, Voyageur and TDI desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

          SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

TAMARACK FUNDS TRUST		TAMARACK DISTRIBUTORS INC.

By:	/s/ Erik R. Preus	By:	/s/ Erik R. Preus
Name: Erik R. Preus		Name: Erik R. Preus
Title: President		Title: President
Date: August 18, 2009		Date: August 18, 2009

VOYAGEUR ASSET MANAGEMENT INC.

By:	/s/ Michael T. Lee
Name: Michael T. Lee
Title: President and CIO
Date: August 18, 2009

Schedule A

Fund	Operating Expense Limit

Tamarack Mid Cap Growth Fund
Class A	1.35%
Class C	2.10%
Class I	1.10%
Class R	1.60%
Class S	1.10%

Tamarack Micro Cap Value Fund
Class A	1.32%
Class C	2.07%
Class R	1.57%
Class S	1.07%

Tamarack Enterprise Fund
Class A	1.33%
Class C	2.08%
Class I	1.08%
Class R	1.58%
Class S	1.08%

Tamarack Small Cap Core Fund
Class A	1.55%
Class C	2.30%
Class I	1.30%
Class R	1.80%
Class S	1.30%